Exhibit (a)(5)(iv)

Media Contact:
Ben Brooks
214-252-4047
ben.brooks@hilltop-holdings.com

Investor Relations Contact:

Erik Yohe

214-525-4634

eyohe@hilltop-holdings.com

Hilltop Holdings Inc. Announces Final Results of Tender Offer

DALLAS (November 18, 2020) — Hilltop Holdings Inc. (NYSE: HTH) (“Hilltop” or the “Company”) announced today the final results of its modified “Dutch auction” tender offer to purchase up to $350.0 million of its common stock for cash at a price per share not less than $21.00 and not greater than $24.00, which expired at 12:00 midnight, New York City time, at the end of the day on November 13, 2020.

Based on the final count by American Stock Transfer & Trust Company, LLC, the depositary for the tender offer, a total of 8,058,947 shares of Hilltop’s common stock, $0.01 par value per share, were properly tendered at or below the purchase price of $24.00 per share and neither properly withdrawn nor tendered conditionally by stockholder with conditions that were not met.

Hilltop has accepted for purchase 8,058,947 shares of its common stock, $0.01 par value per share, at a price of $24.00 per share, for an aggregate cost of approximately $193,414,728, excluding fees and expenses related to the tender offer. These shares represent approximately 8.9 percent of the shares outstanding as of November 17, 2020.

American Stock Transfer & Trust Company, LLC will promptly issue payment for the shares of Hilltop common stock validly tendered and accepted for purchase in the tender offer.

The Company may, in the future, decide to purchase additional shares in the open market subject to market conditions and private transactions, tender offers or otherwise subject to applicable law. Any such purchases may be on the same terms as, or on terms that are more or less favorable to stockholders than, the terms of the offer. Whether the Company makes additional repurchases in the future will depend on many factors, including but not limited to its business and financial performance, the business and market conditions at the time, including the price of the shares, and other factors the Company considers relevant.

The information in this press release describing the tender offer is for informational purposes only and does not constitute an offer to buy or the solicitation of an offer to sell shares of common stock in the tender offer. The tender offer was made only pursuant to the Offer to Purchase and the related materials that the Company filed with the SEC, as amended or supplemented. Stockholders who have questions or would like additional information about the tender offer may contact the information agent for the tender offer, D.F. King & Co., Inc., toll-free at (800) 207-3159.

About Hilltop

Hilltop Holdings is a Dallas-based financial holding company. Its primary line of business is to provide business and consumer banking services from offices located throughout Texas through PlainsCapital Bank. PlainsCapital Bank’s wholly owned subsidiary, PrimeLending, provides residential mortgage lending throughout the United States. Hilltop Holdings’ broker-dealer subsidiaries, Hilltop Securities Inc. and Hilltop Securities Independent Network Inc., provide a full complement of securities brokerage, institutional and investment banking services in addition to clearing services and retail financial advisory. At September 30, 2020, Hilltop employed approximately 4,800 people and operated approximately 430 locations in 48 states. Hilltop Holdings’ common stock is listed on the New York Stock Exchange under the symbol “HTH.”

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements anticipated in such statements. Forward-looking statements speak only as of the date they are made and, except as required by law, we do not assume any duty to update forward-looking statements. Such forward-looking statements include, but are not limited to, statements concerning such things as our plans, objectives, strategies, expectations, intentions and other statements that are not statements of historical fact, and may be identified by words such as “anticipates,” “believes,” “building,” “could,” “estimates,” “expects,” “forecasts,” “goal,” “guidance,” “intends,” “may,” “might,” “outlook,” “plan,” “probable,” “projects,” “seeks,” “should,” “target,” “view,” “will” or “would” or the negative of these words and phrases or similar words or phrases. The following factors, among others, could cause actual results to differ materially from those set forth in the forward-looking statements: (i) changes in general economic, market and business conditions in areas or markets where we compete, including changes in the price of crude oil; (ii) the COVID-19 pandemic and the response of governmental authorities to the pandemic, which have caused and are causing significant harm to the global economy and our business; (iii) the credit risks of lending activities, including our ability to estimate credit losses, as well as the effects of, and trends in, loan delinquencies and write-offs; (iv) changes in the interest rate environment; and (v) risks associated with concentration in real estate related loans. For further discussion of such factors, see the risk factors described in our most recent Annual Report on Form 10-K, and subsequent Quarterly Reports on Form 10-Q and other reports that are filed with the Securities and Exchange Commission. All forward-looking statements are qualified in their entirety by this cautionary statement.

Source: Hilltop Holdings Inc.